                                                                  EXHIBIT 99.(g)

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Coleman Worldwide Corporation

     We have audited the accompanying consolidated balance sheets of Coleman Worldwide Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coleman Company, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Denver, Colorado
March 10, 1997

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996         1995
                                                                                           ----------    --------
                                         ASSETS
Current assets:
  Cash and cash equivalents.............................................................   $   17,299    $ 12,065
  Accounts receivable, less allowance of $11,512 in 1996 and $3,115 in 1995.............      182,418     148,765
  Notes receivable......................................................................       27,524      16,544
  Inventories...........................................................................      287,502     216,236
  Deferred tax assets...................................................................       40,466      20,481
  Prepaid assets and other..............................................................       14,885      22,420
                                                                                           ----------    --------
     Total current assets...............................................................      570,094     436,511

Property, plant and equipment, net......................................................      199,182     162,691
Intangible assets related to businesses acquired, net...................................      349,761     225,247
Note receivable--affiliate..............................................................       54,739      50,685
Deferred tax assets and other...........................................................       32,673      31,255
                                                                                           ----------    --------
                                                                                           $1,206,449    $906,389
                                                                                           ----------    --------
                                                                                           ----------    --------
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current portion of long-term debt.....................................................   $      747    $  1,051
  Short-term borrowings.................................................................       33,935      19,302
  Accounts payable......................................................................       98,906      71,377
  Accrued expenses......................................................................      112,944      58,162
                                                                                           ----------    --------
     Total current liabilities..........................................................      246,532     149,892

Long-term debt..........................................................................      757,460     519,640
Income taxes payable--affiliate.........................................................       18,528      37,846
Other liabilities.......................................................................       76,173      48,072
Minority interest.......................................................................       45,088      49,266
Commitments and contingencies...........................................................
Stockholder's equity:
  Common stock, par value $1.00 per share;
     1,000 shares issued and outstanding................................................            1           1
  Additional paid-in capital............................................................       23,687      23,496
  Retained earnings.....................................................................       36,360      77,823
  Currency translation adjustment.......................................................        2,856         353
  Minimum pension liability adjustment..................................................         (236)         --
                                                                                           ----------    --------
     Total stockholder's equity.........................................................       62,668     101,673

                                                                                           ----------    --------
                                                                                           $1,206,449    $906,389
                                                                                           ----------    --------
                                                                                           ----------    --------

                 See Notes to Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1996         1995        1994
                                                                              ----------    --------    --------
Net revenues...............................................................   $1,220,216    $933,574    $751,580
Cost of sales..............................................................      928,497     649,427     535,710
                                                                              ----------    --------    --------
Gross profit...............................................................      291,719     284,147     215,870
Selling, general and administrative expenses...............................      291,862     174,870     128,561
Asset impairment charge....................................................           --      12,289          --
Restructuring expense......................................................           --          --      18,456
Interest expense, net......................................................       50,767      35,930      24,031
Amortization of goodwill and deferred charges..............................       11,056       8,309       6,667
Other (income) expense, net................................................       (1,604)        283       1,138
                                                                              ----------    --------    --------
  (Loss) earnings before income taxes, minority interest and extraordinary
     item..................................................................      (60,362)     52,466      37,017
Income tax (benefit) expense...............................................      (14,753)     19,861      10,437
Minority interest in earnings of Camping Gaz...............................        1,872          --          --
Minority interest in (loss) earnings of Coleman............................       (7,262)      6,696       5,734
                                                                              ----------    --------    --------
  (Loss) earnings before extraordinary item................................      (40,219)     25,909      20,846
Extraordinary loss on early extinguishment of debt, net of income tax
  benefit of $846 in 1996, $503 in 1995, and $435 in 1994..................       (1,244)       (787)       (677)
                                                                              ----------    --------    --------
  Net (loss) earnings......................................................   $  (41,463)   $ 25,122    $ 20,169
                                                                              ----------    --------    --------
                                                                              ----------    --------    --------

                 See Notes to Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK
                                                -------------------    ADDITIONAL                 CURRENCY      MINIMUM
                                                 NUMBER                 PAID-IN      RETAINED    TRANSLATION    PENSION
                                                OF SHARES    AMOUNT     CAPITAL      EARNINGS    ADJUSTMENT     LIABILITY
                                                ---------    ------    ----------    --------    -----------    -------
Balance at December 31, 1993.................     1,000       $  1      $ 22,902     $ 32,532      $  (215)      $  --
  Net earnings...............................        --         --            --       20,169           --          --
  Currency translation adjustment............        --         --            --           --        1,185          --
  Contributions..............................        --         --           208           --           --          --
                                                ---------    ------    ----------    --------    -----------    -------
Balance at December 31, 1994.................     1,000          1        23,110       52,701          970          --
  Net earnings...............................        --         --            --       25,122           --          --
  Currency translation adjustment............        --         --            --           --         (617)         --
  Contributions..............................        --         --           386           --                       --
                                                ---------    ------    ----------    --------    -----------    -------
Balance at December 31, 1995.................     1,000          1        23,496       77,823          353          --
  Net loss...................................        --         --            --      (41,463)          --          --
  Currency translation adjustment............        --         --            --           --        2,503          --
  Minimum pension liability adjustment, net
     of tax..................................        --         --            --           --           --        (236)
  Contributions..............................        --         --           191           --           --          --
                                                ---------    ------    ----------    --------    -----------    -------
Balance at December 31, 1996.................     1,000       $  1      $ 23,687     $ 36,360      $ 2,856       $(236)
                                                ---------    ------    ----------    --------    -----------    -------
                                                ---------    ------    ----------    --------    -----------    -------

                 See Notes to Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1996         1995        1994
                                                                               ---------    --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) earnings.......................................................   $ (41,463)   $ 25,122    $  20,169
     Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
       Depreciation and amortization........................................      36,941      27,087       23,213
       Non-cash tax sharing agreement provision.............................       4,637      15,722        3,668
       Minority interest in (loss) earnings of Coleman......................      (7,262)      6,696        5,734
       Minority interest in earnings of Camping Gaz.........................       1,872          --           --
       Interest accretion...................................................      12,051      11,388       10,657
       Non-cash gain on LYONs conversion....................................      (2,755)         --           --
       Non-cash restructuring and other charges.............................      48,269      12,289       10,950
       Extraordinary loss on early extinguishment of debt...................       2,090       1,290        1,112
     Change in assets and liabilities:
       Decrease (increase) in receivables...................................         976     (37,833)     (22,122)
       Increase in inventories..............................................     (42,402)    (49,396)     (10,852)
       (Decrease) increase in accounts payable..............................     (12,308)     13,825       (1,403)
       Other, net...........................................................      (5,982)    (16,747)       5,659
                                                                               ---------    --------    ---------
                                                                                  36,127     (15,679)      26,616
                                                                               ---------    --------    ---------
Net cash (used) provided by operating activities............................      (5,336)      9,443       46,785
                                                                               ---------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................................     (41,334)    (29,053)     (34,915)
  Purchases of businesses, net of cash acquired.............................    (161,875)    (33,385)     (99,587)
  Increase in note receivable--affiliate....................................      (4,054)     (6,742)     (27,052)
  Proceeds from sale of fixed assets........................................       2,924         928        4,471
                                                                               ---------    --------    ---------
Net cash used by investing activities.......................................    (204,339)    (68,252)    (157,083)
                                                                               ---------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in short-term borrowings.......................................     (11,043)      3,106        6,867
  Net (payments of) proceeds from revolving credit agreement borrowings.....      (2,779)    (61,289)     129,274
  Proceeds from issuance of long-term debt..................................     235,000     200,000           --
  Repayment of long-term debt...............................................      (6,778)    (74,782)     (10,796)
  Debt issuance and refinancing costs.......................................      (3,902)     (3,569)      (1,955)
  Purchases of Company common stock.........................................      (2,329)     (4,086)      (9,571)
  Proceeds from stock options exercised including tax benefits..............       2,192       4,520          584
  Contributions from parent.................................................         191         386          208
                                                                               ---------    --------    ---------
Net cash provided by financing activities...................................     210,552      64,286      114,611
                                                                               ---------    --------    ---------

Effect of exchange rate changes on cash.....................................       4,357      (1,731)      (1,587)
                                                                               ---------    --------    ---------
Net increase in cash and cash equivalents...................................       5,234       3,746        2,726
Cash and cash equivalents at beginning of the year..........................      12,065       8,319        5,593
                                                                               ---------    --------    ---------
Cash and cash equivalents at end of the year................................   $  17,299    $ 12,065    $   8,319
                                                                               ---------    --------    ---------
                                                                               ---------    --------    ---------

                 See Notes to Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

  Background:

     Coleman Worldwide Corporation ('Coleman Worldwide') was formed in March 1993 in connection with the offering of Liquid Yield Option(TM) Notes due 2013 (the 'LYONs'(TM)). Coleman Worldwide also holds 44,067,520 shares of the common stock of The Coleman Company, Inc. ('Coleman' or the 'Company') which represents approximately 83% of the outstanding Coleman common stock as of December 31, 1996. Coleman was formed in December 1991 to succeed to the assets and liabilities of the outdoor products business of New Coleman Holdings Inc. ('Holdings') an indirect wholly-owned subsidiary of Mafco Holdings Inc. ('Mafco'). Holdings (then named The Coleman Company, Inc.) was acquired in 1989 by MacAndrews & Forbes Holdings Inc. ('MacAndrews Holdings', and, together with Mafco, 'MacAndrews & Forbes'), a corporation wholly owned through Mafco by Ronald O. Perelman. Coleman is a subsidiary of Coleman Worldwide Corporation ('Coleman Worldwide'), which is an indirect wholly-owned subsidiary of Holdings. In March 1992, the Company completed an initial public offering of its common stock.

  Principles of Consolidation:

     The consolidated financial statements include the accounts of Coleman Worldwide and its subsidiaries after elimination of all material intercompany accounts and transactions.

  Cash Equivalents:

     Cash equivalents (primarily investments in money market funds and commercial paper which are purchased with original maturities of three months or less) are carried at cost, which approximates fair value.

  Inventories:

     Inventories are valued at the lower of cost or market. Cost is principally determined by the first-in, first-out ('FIFO') method.

  Property, Plant and Equipment:

     Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 5 to 25 years; buildings and building improvements, 7 to 45 years; and machinery and equipment, 3 to 15 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and significant expenditures for additions and improvements are capitalized.

  Intangible Assets:


     Intangible assets represent goodwill which is being amortized on a straight-line basis over periods not in excess of 40 years. Accumulated amortization aggregated $39,520 and $29,664 at December 31, 1996 and 1995, respectively. The carrying amount of goodwill is reviewed if facts and circumstances suggest it may be impaired. If this review indicates goodwill will not be recoverable over the remaining amortization period, as determined based on the estimated undiscounted cash flows of the entity acquired, the carrying amount of the goodwill is reduced to estimated fair value based on market value or discounted cash flows, as appropriate.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Deferred Charges:

     Expenses associated with borrowings, such as for underwriting, legal fees and printing costs, are amortized over the term of the related debt.

  Revenue Recognition:

     The Company recognizes net revenues upon shipment of merchandise. Net revenues comprise gross revenues less customer returns and allowances.

  Advertising and Promotion Expense:

     Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are expensed when incurred. The amounts charged against operations for the years ended December 31, 1996, 1995 and 1994 were $58,823, $37,544 and $30,831, respectively.

  Research and Development:

     Research and development expenditures are expensed as incurred. The amounts charged against operations for the years ended December 31, 1996, 1995 and 1994 were $11,082, $6,548, and $5,230, respectively.

  Self Insurance:

     Coleman Worldwide participates in insurance programs maintained by Holdings. Coleman Worldwide estimates its liability for the self-insured portions of the risks covered by such programs and accrues appropriate reserves. (See Note 11.)

  Foreign Currency Translation:

     The Company's international operations, other than its Brazilian and Mexican operations, are conducted in economic environments which the Company does not consider to be highly inflationary. Assets and liabilities of international operations generally are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date, and income and expense items generally are translated at the average exchange rates prevailing during the period presented. Gains and losses resulting from the translation of these financial statements are recorded as a component of stockholder's equity. Gains and losses resulting from foreign currency transactions and translation of the financial statements of the Company's Brazilian and Mexican operations are included in the results of operations and have not been significant for the years ended December 31, 1996, 1995 and 1994.

  Financial Instruments with Off-Balance-Sheet Risk:

     The Company periodically enters into a variety of foreign currency exchange agreements in the management of foreign currency exposure related primarily to firm commitments, intercompany foreign sales transactions expected to occur within the next twelve months and intercompany accounts receivables and payables.

     At December 31, 1996, the Company did not have any outstanding foreign currency exchange agreements related to firm commitments. At December 31, 1995, the Company had a forward exchange contract to buy $15,000 of Italian lira maturing on May 31, 1996 and had an unrecognized gain of $93. The gains and losses from this contract are accounted for under the deferral method and are recognized and included in income in the same period as a component of the related hedged transactions. In the event it is no longer probable the transactions will be consummated, the gains and losses are recognized immediately in income under the fair value method. At December 31, 1995, the Company had outstanding option contracts for the purchase or sale of Italian lira totaling $10,500, which contracts expired during 1996.

     During the fourth quarter of 1995, the Company elected to adopt the provisions of the Emerging Issues Task Force Issue No. 95-2, 'Determination of What Constitutes a Firm Commitment for Foreign Currency

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Transactions Not Involving a Third Party' ('EITF 95-2') which narrowed the scope of intercompany foreign currency commitments eligible to be hedged for financial reporting purposes. Under EITF 95-2, the Company reflects the carrying value of its forward currency contract positions relating to intercompany foreign sales transactions on a mark-to-market basis and accounts for the resulting unrecognized gains or losses in income as a component of cost of sales. As a result of this change, the Company increased net income by $3,796 in the fourth quarter of 1995. Prior to the adoption of EITF 95-2, the gains and losses associated with these contracts were accounted for under the deferral method. At December 31,1996, the Company had forward exchange contracts to sell $8,500 in Canadian dollars maturing on February 28, 1997, for which the Company has recognized a net gain of $40 as a component of cost of sales. At December 31,1995, the Company had forward exchange contracts to sell $22,969 in foreign currencies, which contracts matured at various dates in 1996 and for which the

Company has recognized a net gain of $7,599 as a component of cost of sales.

     The Company also enters into option contracts to hedge intercompany foreign sales transactions. Gains and losses on these contracts are deferred and recognized as an adjustment to cost of sales upon the sale of the related inventory. At December 31, 1996 and 1995, the Company had outstanding option contracts for the sale of Japanese yen at fixed exchange rates totaling $20,038 and $24,926 for specified periods of time which expire during 1997 and 1996, respectively. Net unrealized gains deferred at December 31, 1996 and 1995 were $653 and $125, respectively.

     With respect to intercompany accounts receivable and payables, at December 31, 1996, the Company had forward exchange contracts to sell $26,623 and to buy $3,898 in foreign currencies, which contracts matured at various dates in 1997, and had deferred a net gain of $185. At December 31, 1995, the Company had forward exchange contracts to sell $31,152 and to buy $1,712 in foreign currencies, which contracts matured at various dates in 1996 and had deferred a net gain of $56. The gains and losses from these contracts are accounted for under the deferral method and are recognized and included in income in the same period as a component of the related hedged transactions.

     The Company periodically enters into interest rate swap and cap agreements as a hedge against interest rate exposure of variable rate debt. At December 31, 1996, $25,000 of the Company's outstanding long-term debt was subject to an interest rate swap agreement and $25,000 of the Company's outstanding long-term debt was subject to an interest rate cap. Under the interest rate swap agreement, the Company pays the counterparty interest at a fixed rate of 6.115%, and the counterparty pays the Company interest at a variable rate equal to the three month LIBOR for a seven year period commencing January 2, 1996. The agreement is with a major financial institution which is expected to fully perform under the terms of the agreement, thereby mitigating the credit risk from the transaction. The differences to be paid or received on interest rate swap agreements designated as hedges are included in interest expense as payments are made or received. The interest rate cap agreement entitles the Company to receive from a major financial institution the amount, if any, by which the Company's interest payments on $25,000 of its variable rate debt exceed 7.35%. The $509 premium paid for this interest rate cap agreement is included in other assets and is amortized to interest expense over the three-year term of the cap, which commenced January 3, 1995. Payments received as a result of the cap are accrued as a reduction of interest expense on the variable rate debt. In the event the interest rate swap or cap agreements are terminated early and the related debt remains outstanding, the amounts paid or received upon the early termination, along with any unamortized premium, will continue to be amortized over the terms of the original interest rate swap and cap agreements.

  Credit Risk:

     Financial instruments which potentially subject Coleman Worldwide to concentrations of credit risk consist primarily of trade receivables and derivative financial instruments. Credit risk on trade receivables is minimized as a result of the large and diversified nature of the Company's worldwide customer base. Although the Company

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) has one significant customer (see Note 14), there have been no credit losses related to this customer. With respect to its derivative contracts, the Company is also subject to credit risk of non performance by counterparties and its maximum potential loss may exceed the amount recognized in the financial statements. The Company controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures. Collateral is generally not required for the Company's financial instruments.

  Fair Value of Financial Instruments:

     The following methods and assumptions were used by Coleman Worldwide in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Long- and short-term debt: The carrying amounts of Coleman Worldwide's borrowings under its foreign bank lines of credit, revolving credit agreement and other variable rate debt approximate their fair value. The fair value of the Company's senior notes issues (see Note 9) are estimated using discounted cash flow analysis based on the Company's estimated current borrowing rate for similar types of borrowing arrangements. The fair value of the publicly traded LYONs debt is based on quoted market prices.

          Foreign currency exchange agreements: The fair values of Coleman Worldwide's foreign currency agreements are estimated based on quoted market prices of comparable agreements, adjusted through interpolation where necessary for maturity differences.

          Interest rate swap and cap agreements: The fair values of interest rate swap and cap agreements are the amounts at which they could be terminated, based on estimates obtained from dealers.

     The carrying amounts and fair values of Coleman Worldwide's financial instruments at December 31, 1996 and 1995 are as follows:

                                                                     DECEMBER 31, 1996             DECEMBER 31, 1995
                                                                 --------------------------    --------------------------
                                                                  CARRYING         FAIR         CARRYING         FAIR
                                                                   AMOUNT          VALUE         AMOUNT          VALUE
                                                                  OF ASSET/      OF ASSET/      OF ASSET/      OF ASSET/
                                                                 (LIABILITY)    (LIABILITY)    (LIABILITY)    (LIABILITY)
                                                                 -----------    -----------    -----------    -----------

Cash and cash equivalents.....................................    $   17,299     $   17,299     $   12,065     $   12,065
Short-term debt...............................................       (33,935)       (33,935)       (19,302)       (19,302)
Long-term debt excluding capital leases.......................      (757,613)      (738,964)      (519,914)      (541,732)
Foreign currency exchange agreements..........................           940          1,629          8,026          8,287
Interest rate swap agreements.................................            --            296             --           (635)
Interest rate cap agreement...................................           170              1            340             18

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications:

     Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Accounting for Stock-Based Compensation:

     The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB 25') and related pronouncements. Under the provisions of APB 25, no compensation expense is recognized when stock options are granted with exercise prices equal to or greater than market value on the date of grant.

  Impairment of Long-Lived Assets:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' ('FAS 121'), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets expected to be disposed of. The Company adopted FAS 121 in the fourth quarter of 1995. The effect of the adoption of FAS 121 is described in Note 3.

2. ACQUISITIONS

     During April 1994, the Company purchased substantially all the assets of Sanborn Manufacturing Company ('Sanborn') in Eden Prairie, Minnesota, a manufacturer of a broad line of portable and stationary air compressors for consumer and commercial markets distributed primarily through warehouse clubs, home centers and mass merchants in North America, and substantially all the assets and business of Metal Yanes, Ltda. ('Yanes') in Sao Paulo, Brazil, a manufacturer of camping products, including propane and butane fueled lanterns, camp stoves, tents, lantern mantles and fuel. The Sanborn and Yanes acquisitions, which were accounted for under the purchase method of accounting, were completed for the following consideration: (a) approximately $41,066 in cash financed through borrowings under the Company Credit Agreement (as defined in Note 9), (b) assumption of liabilities in the amount of $22,193, and (c) a note payable of $2,999. During 1995, in connection with the Sanborn acquisition, the Company entered into a settlement agreement with the predecessor owners which resolved certain disputes between the parties as well as fulfilled certain obligations owed and anticipated to be owed by the Company to the predecessor owners. These anticipated obligations related to a requirement to make additional payments of up to $4,000 based upon the achievement of certain annual sales levels during the five year period ending December 31, 1998 by Coleman Powermate Compressors, Inc. ('Compressors'), the Company's subsidiary that acquired the Sanborn assets (the 'Sales Agreement'). As a result of the settlement, goodwill was increased by $3,282. For 1994, approximately $671 was earned under the terms of the Sales Agreement based on the 1994 sales levels of Compressors, and this amount was recorded as additional goodwill in 1994. The results of operations of these businesses have been included in the consolidated financial statements from the dates of acquisitions.

     On November 2, 1994, the Company purchased substantially all the assets of Eastpak, Inc. and all of the capital stock of M.G. Industries, Inc. (collectively, 'Eastpak'), a leading designer, manufacturer and distributor of branded daypacks, sports bags and related products. The Eastpak acquisition, which was accounted for under the purchase method, was completed for approximately $57,850 in cash financed through borrowings under the Company Credit Agreement, and assumption of certain liabilities in the amount of $4,130. The Company also entered into an agreement with the predecessor owner of Eastpak to make additional payments based upon the achievement of certain annual sales levels of Eastpak products and other products substantially similar to the Eastpak products during the years ended December 31, 1995, 1996, and 1997. For 1995 and 1996, a total of approximately $11,000 was recorded under the terms of this agreement. An additional amount of up to $12,000 may be earned during the year ended December 31, 1997. These amounts are recorded as additional goodwill.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ACQUISITIONS--(CONTINUED)
The results of operations of Eastpak have been included in the consolidated financial statements from the date of acquisition.

     In connection with the final purchase price allocations of the Sanborn and Eastpak acquisitions, the Company recorded goodwill of approximately $53,000. The Company is amortizing these amounts over 40 years. The goodwill of approximately $7,700 associated with the Yanes acquisition was included in the 1995 asset impairment charge of $12,289 related to the Company's operations in Brazil, which is further discussed in Note 3.

     During 1995, the Company purchased all of the outstanding shares of capital stock of Sierra Corporation of Fort Smith, Inc. ('Sierra'), a manufacturer of portable outdoor and recreational folding furniture and accessories, and substantially all of the assets of Active Technologies, Inc. ('ATI'), a manufacturer of technologically advanced lightweight generators and battery charging equipment. The aggregate purchase price for these acquisitions was $19,516 including fees and expenses. These acquisitions were accounted for using the purchase method of accounting. The purchase price and expenses associated with these acquisitions exceeded the fair value of net assets acquired by $11,186 and the excess has been assigned to goodwill and is being amortized over 20 to 30 years on the straight-line basis. In connection with the ATI purchase, the Company may also be required to record an additional amount of up to $18,750 based on the Company's sales of ATI related products and royalties received by the Company for licensing arrangements related to ATI patents. For 1995 and 1996, the amounts earned under the terms of this agreement were immaterial. Amounts earned under the terms of the agreement are recorded as additional goodwill. The results of operations of these companies on a pro forma basis as if their acquisitions had occurred at the beginning of 1995 and 1994, respectively, individually and in the aggregate were not significant to Coleman Worldwide.


     On January 2, 1996, the Company purchased substantially all the assets and assumed certain liabilities of Seatt Corporation ('Seatt'), a leading designer, manufacturer and distributor of safety and security related electronic products for residential and commercial applications. The Seatt acquisition, which was accounted for under the purchase method, was completed for approximately $65,300 including fees and expenses. The results of operations of Seatt have been included in the consolidated financial statements from the date of acquisition. In connection with the purchase price allocation of the Seatt acquisition, the Company recorded goodwill of approximately $38,800. The Company is amortizing this amount over 40 years on the straight-line method.

     On February 28, 1996, the Company and Butagaz S.N.C. ('Butagaz'), a subsidiary of Societe de Petroles Shell S.A., jointly announced they had entered into an agreement (the 'Share Purchase Agreement') in connection with the sale to Coleman of approximately 70% of the outstanding shares of Application des Gaz, S.A. ('ADG' or 'Camping Gaz'). Camping Gaz is a leading manufacturer and distributor of camping appliances in Europe. On June 24, 1996, Coleman commenced a public tender offer for the purchase of all the publicly traded outstanding shares of ADG, or approximately 30% of the outstanding shares. The tender offer period expired in July 1996 with approximately 94% of the outstanding publicly traded shares of ADG tendered for purchase. The Company completed the necessary steps to acquire the remaining publicly held stock during the third quarter of 1996. The cost of acquiring all the shares of ADG was approximately $100,000 including fees and expenses.

     The acquisition of Camping Gaz is being accounted for under the purchase method. In connection with the allocation of purchase price to the fair values of assets acquired and liabilities assumed, the Company recorded goodwill of approximately $84,200, which is being amortized over 40 years on the straight-line method. The Company also recognized liabilities in the amount of $21,898 representing severance and other termination benefits for production and administrative employees of Camping Gaz who will be terminated. The Company paid termination costs of approximately $4,385 during 1996 and anticipates all remaining termination costs will be paid during 1997.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. ACQUISITIONS--(CONTINUED)
     The Company has included the results of operations of Camping Gaz in the consolidated financial statements from March 1, 1996, the date on which the Company obtained control of Camping Gaz, and has recognized minority interest related to the publicly traded shares for the period March 1, 1996 through June 30, 1996.

     The following summarized, unaudited pro forma results of operations of Coleman Worldwide for the years ended December 31, 1996 and 1995 assume the acquisition of Seatt and the acquisition of all the outstanding shares of Camping Gaz occurred as of the beginning of the respective periods. The pro forma results include certain adjustments, primarily reflecting increased amortization and interest expense and a lower income tax provision, and are not necessarily indicative of what the results of operations would have been had the Seatt and Camping Gaz acquisitions occurred at the beginning of the respective periods. Moreover, the pro forma information is not intended to be indicative of future results of operations.

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1996          1995
                                                                     ----------    ----------
Net revenues......................................................   $1,246,370    $1,193,295
(Loss) earnings before extraordinary item.........................      (40,353)       25,151
Net (loss) earnings...............................................      (41,597)       24,364

3. RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

     During 1996, the Company recorded restructuring and certain other charges totaling $52,516, net of tax. The restructuring charges total $45,086, net of tax, and consist of charges to a) integrate the Camping Gaz and Coleman operations into a single global recreation products business, b) exit the low end electric pressure washer business, c) exit a portion of the Company's battery powered light business and settle certain litigation with respect to this business, and d) increase the valuation reserve for certain foreign deferred income tax assets. Other charges of $7,430, net of tax, relate to certain asset write-offs and other tax matters. These other charges were incurred in the Company's normal course of business, although the amounts involved are higher than similar charges the Company has recorded in prior periods. Cost of sales includes a pre-tax charge of $44,005, selling, general and administrative expenses includes a pre-tax charge of $30,195, and the provision for income tax expense includes $21,684 of tax benefits resulting from these charges, net of the effect of an increase in the valuation reserve related to certain foreign deferred tax assets and other foreign tax charges.

     During 1995, in connection with the adoption of FAS 121, the Company recognized an asset impairment charge of $12,289 related to its Brazilian operations. The Brazilian operations had not performed to the Company's expectations since acquisition of this business in April of 1994, and in the fourth quarter of 1995, the Company initiated actions to reduce the operating losses in Brazil. These actions included replacing management, increasing prices, downsizing the manufacturing operations and reducing SG&A and other expenses. Because of these actions, the Company performed an impairment review pursuant to the guidelines set forth in FAS 121 and concluded recognition of an asset impairment charge was appropriate. The basis of the fair values used in the computation of the charge were appraisals for property and equipment and estimated discounted cash flows for goodwill. The charge has been included in the statement of operations under the caption 'Asset Impairment Charge'.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

3. RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES--(CONTINUED)

     During September 1994, the Company restructured its German manufacturing operations. The German Restructuring included the sale of the low margin plastic cooler business located in Inheiden, Germany and Loucka, Czech Republic, including inventory, to a management group. The German Restructuring resulted in a one-time charge of approximately $17,956 before tax and included severance costs of $1,541, commitments to third parties of approximately $5,465 and write-downs of leasehold improvements and other assets to estimated realizable values aggregating $10,950. As a result of the restructuring, the German work force was reduced by about 150 employees from a pre-restructuring level of approximately 250 employees. The restructuring was substantially completed in 1994. In connection with the restructuring, the Company recognized tax benefits of approximately $10,900 relating to the write-off of the Company's investment in its German operations. The Company also announced a plan to change from manufacturing to sourcing for certain textile product lines and to exit the market for personal flotation devices. This plan resulted in a $500 pre-tax charge.

4. INVENTORIES

     Inventories consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1995
                                                                                   --------    --------
Raw material and supplies.......................................................   $ 82,399    $ 57,653
Work-in-process.................................................................     12,878       5,389
Finished goods..................................................................    192,225     153,194
                                                                                   --------    --------
                                                                                   $287,502    $216,236
                                                                                   --------    --------
                                                                                   --------    --------

     Generally, inventory costs are determined by the FIFO method; however, approximately 13% and 10% of total inventories at December 31, 1996 and 1995, respectively, are determined using the last-in, first-out ('LIFO') method. If such inventories were stated using the FIFO method, such amounts would approximate the LIFO carrying values.

5. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net consisted of the following:


                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1995
                                                                                   --------    --------
Land and land improvements......................................................   $  8,772    $  6,318
Buildings and building improvements.............................................     78,760      67,989
Machinery and equipment.........................................................    194,714     142,941
Construction-in-progress........................................................     15,519      13,105
                                                                                   --------    --------
                                                                                    297,765     230,353
Accumulated depreciation........................................................    (98,583)    (67,662)
                                                                                   --------    --------
                                                                                   $199,182    $162,691
                                                                                   --------    --------
                                                                                   --------    --------

     Depreciation expense was $25,770, $19,142, and $16,793 for the years ended December 31, 1996, 1995 and 1994, respectively.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

6. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                      1996       1995
                                                                                    --------    -------
Compensation and related benefits................................................   $ 29,331    $14,201
Other............................................................................     83,613     43,961
                                                                                    --------    -------
                                                                                    $112,944    $58,162
                                                                                    --------    -------
                                                                                    --------    -------

7. OTHER LIABILITIES

     Other liabilities consisted of the following:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1996       1995
                                                                                     -------    -------
Pensions and other postretirement benefits........................................   $52,229    $40,240
Other.............................................................................    23,944      7,832
                                                                                     -------    -------
                                                                                     $76,173    $48,072
                                                                                     -------    -------
                                                                                     -------    -------

8. SHORT-TERM BORROWINGS

     The Company maintained foreign bank lines of credit aggregating $119,101, and $64,375, of which $33,935 and $19,302 were outstanding at December 31, 1996 and 1995, respectively. The weighted average interest rate on amounts borrowed was approximately 2.4% and 7.1% at December 31, 1996 and 1995, respectively.

     Outstanding letters of credit aggregated approximately $32,897 and $40,036 at December 31, 1996 and 1995, respectively.

9. LONG-TERM DEBT


     Long-term debt consisted of the following:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1995
                                                                                   --------    --------
7.26% Senior Notes due 2007 (a).................................................   $200,000    $200,000
7.10% Senior Notes due 2006 (b).................................................     85,000          --
7.25% Senior Notes due 2008 (c).................................................     75,000          --
Revolving credit facility (d)...................................................    146,350     150,150
Term loan (d)...................................................................     73,478          --
Liquid Yield Option(TM) Notes due 2013 (e)......................................    174,594     165,434
Other...........................................................................      3,785       5,107
                                                                                   --------    --------
                                                                                    758,207     520,691
Less current portion............................................................        747       1,051
                                                                                   --------    --------
                                                                                   $757,460    $519,640
                                                                                   --------    --------
                                                                                   --------    --------

------------------
(a) On August 8, 1995, the Company completed a private placement issuance and sale of $200,000 aggregate principal amount of 7.26% Senior Notes due 2007 (the '2007 Notes'). Interest on the 2007 Notes is payable semiannually, and the principal is payable in annual installments of $40,000 each commencing August 8, 2003, with a final installment payment of $40,000 due on August 8, 2007. If there is a default, the interest rate will be the greater of
     (i) 9.26% or (ii) 2.0% above the prime interest rate.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

9. LONG-TERM DEBT--(CONTINUED)
     The 2007 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement. The 2007 Notes shall become secured if the Company Credit Agreement becomes secured as discussed in (d) below.

(b) On June 13, 1996, the Company completed a private placement issuance and sale of $85,000 aggregate principal amount of 7.10% Senior Notes due 2006 (the '2006 Notes'). Interest on the 2006 Notes is payable semiannually, and the principal is payable in annual installments of $12,143 each commencing

     June 13, 2000, with a final installment payment of $12,143 due on June 13, 2006. If there is a default, the interest rate will be the greater of (i) 9.10% or (ii) 2.0% above the prime interest rate.

     The 2006 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement. The 2006 Notes shall become secured if the Company Credit Agreement becomes secured as discussed in (d) below.

(c) On June 13, 1996, the Company completed a private placement issuance and sale of $75,000 aggregate principal amount of 7.25% Senior Notes due 2008 (the '2008 Notes'). Interest on the 2008 Notes is payable semiannually, and the principal is payable in annual installments of $15,000 each commencing June 13, 2004, with a final installment payment of $15,000 due on June 13, 2008. If there is a default, the interest rate will be the greater of (i) 9.25% or (ii) 2.0% above the prime interest rate.

     The 2008 Notes are unsecured and are subject to various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios and levels of consolidated net worth and certain other provisions limiting the incurrence of additional debt and sale and leaseback transactions under the terms of the note purchase agreement. The 2008 Notes shall become secured if the Company Credit Agreement becomes secured as discussed in (d) below.

(d) In April 1996, the Company amended its credit agreement to: a) provide a term loan of French Franc 385,125 ($73,478 at current exchange rates), b) provide an unsecured revolving credit facility in an amount of $275,000, c) allow for the Camping Gaz acquisition and d) extend the maturity of the credit agreement (as amended, the 'Company Credit Agreement'). In connection with the Company recording the restructuring and other charges as discussed in Note 3 and lower than expected operating results, the Company further amended the Company Credit Agreement in October 1996 and again in March 1997.

     The Company Credit Agreement is available to the Company until April 30, 2001. The outstanding loans under the Company Credit Agreement bear interest at either of the following rates, as selected by the Company from time to time: (i) the higher of the agent's base lending rate or the federal funds rate plus .50% or (ii) the London Inter-Bank Offered Rate ('LIBOR') plus a margin ranging from .25% to 2.125% based on the Company's financial performance. If there is a default, the interest rate otherwise in effect will be increased by 2% per annum. The Company Credit Agreement also bears an overall facility fee ranging from .15% to .375% based on the Company's financial performance.

     The Company Credit Agreement contains various restrictive covenants including, without limitation, requirements for the maintenance of specified financial ratios, levels of consolidated net worth and profits, and certain other provisions limiting the incurrence of additional debt, purchase or redemption of the Company's common stock, issuance of preferred stock of the Company, and also prohibits the Company from paying any dividends until on or after January 1, 1999 and limits the amount of dividends the Company may pay thereafter. The Company Credit Agreement also provides for a specific requirement relating to the

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

9. LONG-TERM DEBT--(CONTINUED)
    Company's financial leverage at December 31, 1997 which, if not achieved, will result in the Company Credit Agreement becoming secured by the Company's assets. In addition, substantially all of the shares of the Company's common stock owned by Coleman Worldwide are pledged to secure indebtedness of Coleman Worldwide and of its parent, Coleman Holdings Inc. The indentures governing this indebtedness contain various covenants including a covenant placing certain limitations on the Company's indebtedness.

(e) On May 27, 1993, Coleman Worldwide issued and sold $500,000 principal amount at maturity of LYONs in an underwritten public offering. On June 7, 1993, an additional $75,000 principal amount at maturity of LYONs was sold upon exercise of the underwriter's overallotment option.

     The LYONs mature on May 27, 2013 and are secured by 16,394,810 shares of common stock of Coleman. There are no periodic payments of interest on the LYONs. The aggregate principal amount of the LYONs represents a yield to maturity of 7.25% per annum (computed on a semiannual bond equivalent basis) calculated from May 27, 1993.

     Each LYON has a principal amount at maturity of $1 and is exchangeable, at the option of the holder, at any time on or prior to maturity (unless previously redeemed or otherwise purchased) for shares of common stock of Coleman securing the LYONs at an exchange rate of 15.706 shares of common stock of Coleman per LYON, subject to Coleman Worldwide's right to pay cash equal to the then market value (as defined) of such shares in lieu, in whole or in part, of delivering such shares. The exchange rate will not be adjusted for original issue discount ('OID') but will be subject to adjustment upon the occurrence of certain events affecting the common stock of Coleman.

     The LYONs are redeemable by Coleman Worldwide on or after May 27, 1998, at the option of Coleman Worldwide, in whole or in part, at redemption prices equal to the issue price plus accrued OID through but excluding the date of redemption, payable solely in cash. Coleman Worldwide will purchase any LYON, at the option of the holder, on May 27, 1998, May 27, 2003 and May 27, 2008 (each, a 'Purchase Date') for a purchase price per LYON equal to the issue price plus accrued OID through but excluding each such Purchase Date, representing a yield per annum to the holder on each such date of 7.25% computed on a semiannual bond equivalent basis. Coleman Worldwide may, at its option, elect to pay the purchase price on any Purchase Date either in cash or shares of common stock of Coleman or any combination thereof.

     The Indenture governing the LYONs provides the holders of LYONs with the option to require Coleman Worldwide to purchase the LYONs after the occurrence of certain events ('Additional Purchase Right Events'). Additional Purchase Right Events occur, among other things, upon the Company's Consolidated Debt Ratio (as defined) exceeding 0.75 to 1.0 or the Consolidated Net Worth (as defined) of Coleman Worldwide as of the end of any fiscal quarter being less than a specified amount which is $60,000 at March 31, 1997 and increases to $70,000 at June 30, 1997.

     The aggregate scheduled amounts of long-term debt maturities in the years 1997 through 2001 are $747, $500, $2,357, $12,207, and $232,005, respectively.

10. INCOME TAXES

     Coleman Worldwide is included in the consolidated federal income tax return of Mafco Holdings Inc. ('Mafco') and certain state tax returns of Mafco or its affiliates. Coleman Worldwide and Mafco are parties to a tax sharing agreement (the 'Tax Sharing Agreement'), pursuant to which Coleman Worldwide is required to pay to Mafco amounts equal to the taxes that Coleman Worldwide would otherwise have to pay if it were to file separate consolidated federal, state or local income tax returns including only itself and its domestic subsidiaries. Pursuant to the LYONs indenture agreement, at any time that the LYONs are outstanding, the amounts that Coleman Worldwide would be required to pay to Mafco under the Tax Sharing Agreement, together with any

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. INCOME TAXES--(CONTINUED)
remaining funds paid to Coleman Worldwide by the Company under the tax sharing agreement between Coleman Worldwide and the Company, may not be paid as tax sharing payments, but Coleman Worldwide may advance such funds to Mafco as long as the aggregate amount of such advances at any time does not exceed the issue price plus accrued OID of the LYONs. Such advances are evidenced by noninterest bearing unsecured demand promissory notes from Mafco in the amount of $54,739 at December 31, 1996. As a result of the restriction on the payment of the tax sharing amounts, income taxes provided pursuant to the Tax Sharing Agreement are reflected as a non-cash charge. For all periods presented, federal and state income taxes are provided as if Coleman Worldwide filed its own income tax returns. The accompanying consolidated balance sheet includes approximately $18,528 and $37,846 of federal and state income taxes payable to Mafco pursuant to the Tax Sharing Agreement at December 31, 1996 and 1995, respectively.

     For financial reporting purposes, (loss) earnings before income taxes, minority interest and extraordinary item include the following components:


                                                                            YEAR ENDED DECEMBER 31,
                                                                        --------------------------------
                                                                          1996        1995        1994
                                                                        --------    --------    --------
Earnings (loss) earnings before income taxes, minority interest and extraordinary item:
  Domestic...........................................................   $(39,593)   $ 66,900    $ 59,392
  Foreign............................................................    (20,769)    (14,434)    (22,375)
                                                                        --------    --------    --------
                                                                        $(60,362)   $ 52,466    $ 37,017
                                                                        --------    --------    --------
                                                                        --------    --------    --------

     Significant components of the provision for income tax (benefit) expense were as follow:

                                                                            YEAR ENDED DECEMBER 31,
                                                                         ------------------------------
                                                                           1996       1995       1994
                                                                         --------    -------    -------
Current:
  Federal.............................................................   $ (3,932)   $14,520    $ 3,147
  State...............................................................       (937)     3,102        899
  Foreign.............................................................      3,454      3,853      2,248
                                                                         --------    -------    -------
       Total current..................................................     (1,415)    21,475      6,294
                                                                         --------    -------    -------
Deferred:
  Federal.............................................................    (10,686)    (3,104)     6,069
  State...............................................................     (2,178)      (725)     1,114
  Foreign.............................................................       (474)     2,215     (3,040)
                                                                         --------    -------    -------
       Total deferred.................................................    (13,338)    (1,614)     4,143
                                                                         --------    -------    -------
                                                                         $(14,753)   $19,861    $10,437
                                                                         --------    -------    -------
                                                                         --------    -------    -------

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

10. INCOME TAXES--(CONTINUED)

     The effective tax rate on (loss) earnings before income taxes, minority interest and extraordinary item varies from the current statutory federal income tax rate as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------------
                                                                                    1996                       1995
                                                                           -----------------------    -----------------------
(Benefit) provision at statutory rate...................................            (35.0)%                     35.0%
State taxes, net........................................................             (4.5)                       2.2
Recognition of permanent basis differences related to loss on
  restructuring of foreign investment...................................               --                         --
Nondeductible amortization..............................................              4.3                        3.8
Foreign operations......................................................              3.6                       (0.2)
Valuation allowance.....................................................              5.8                         --
Puerto Rico operations..................................................              0.3                       (3.1)
Other, net..............................................................              1.1                        0.2
                                                                                   ------                      -----
Effective tax rate (benefit) provision..................................            (24.4)%                     37.9%
                                                                                   ------                      -----
                                                                                   ------                      -----


                                                                                   1994
                                                                          -----------------------
(Benefit) provision at statutory rate...................................            35.0%
State taxes, net........................................................             3.5
Recognition of permanent basis differences related to loss on
  restructuring of foreign investment...................................           (13.4)
Nondeductible amortization..............................................             4.4
Foreign operations......................................................            (3.4)
Valuation allowance.....................................................              --
Puerto Rico operations..................................................              --
Other, net..............................................................             2.1
                                                                                  ------
Effective tax rate (benefit) provision..................................            28.2%
                                                                                  ------
                                                                                  ------

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of

Coleman Worldwide's deferred tax liabilities and assets are as follows:

                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                      1996       1995
                                                                                     -------    -------
Deferred tax assets:
  Postretirement benefits other than pensions.....................................   $12,370    $11,986
  Reserves for self-insurance and warranty costs..................................     6,678      4,777
  Pension liabilities.............................................................     8,828      4,942
  Inventory.......................................................................     8,245      5,579
  Net operating loss carryforwards................................................    14,875      3,103
  Impaired assets.................................................................        --     10,068
  Other, net......................................................................    24,026      5,555
                                                                                     -------    -------
       Total deferred tax assets..................................................    75,022     46,010
Valuation allowance...............................................................    (7,501)        --
                                                                                     -------    -------
       Net deferred tax assets....................................................    67,521     46,010
                                                                                     -------    -------
Deferred tax liabilities:
  Depreciation....................................................................    18,248     17,611
  Other, net......................................................................     7,675      5,125
                                                                                     -------    -------
       Total deferred tax liabilities.............................................    25,923     22,736
                                                                                     -------    -------
          Net deferred tax assets.................................................   $41,598    $23,274
                                                                                     -------    -------
                                                                                     -------    -------

     During 1996, Coleman Worldwide increased the valuation allowance related to certain foreign deferred tax assets due to uncertainties over realization. At December 31, 1996, Coleman Worldwide had net operating loss carryforwards ('NOL's') of approximately $42,677 for certain foreign income tax purposes. These NOL's expire beginning in 1999.

     Coleman Worldwide has not provided for taxes on undistributed foreign earnings of approximately $16,904 at December 31, 1996 as Coleman Worldwide intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

11. RELATED PARTY TRANSACTIONS

     In 1996, the Company entered into an agreement with an affiliate in which the Company realized approximately $1,800 of net tax benefits associated with certain foreign tax net operating loss carry forwards that had not previously been recognized.

     The Company provided management services to certain affiliates pursuant to a management agreement through June 30, 1995. The consolidated financial statements reflect the management fees as a reduction in selling, general and administration expenses. For the years ended December 31, 1995 and 1994, management fees earned by the Company were $2,400 and $4,800, respectively.

     MacAndrews & Forbes provides Coleman Worldwide, at Coleman Worldwide's request, with certain allocated services, pursuant to a services agreement. These allocated services are purchased by MacAndrews & Forbes from third party providers on behalf of Coleman Worldwide. Such services include professional services, such as legal and accounting, insurance coverage and other services. Coleman Worldwide reimburses MacAndrews & Forbes for that portion of amounts due to third party providers as is allocable to the services purchased for and provided to Coleman Worldwide and reimburses MacAndrews & Forbes for their other out-of-pocket expenses incurred in connection with providing such services. Coleman Worldwide participates in certain of Holdings' insurance programs, including health and life insurance, workers' compensation, and liability insurance. Coleman Worldwide's expense represents its expected costs for self-insured retentions and premiums for excess coverage insurance. The expense was $13,923, $9,874, and $10,586 for the years ended December 31, 1996, 1995 and
1994, respectively.

     The Company purchases and sells products from and to certain affiliates. These amounts are not, in the aggregate, material.

12. EMPLOYEE BENEFIT PLANS

  Pension Plans:

     Holdings maintains pension and other retirement plans in various forms covering employees of the Company who meet eligibility requirements. The U.S. salaried retirement plan is a non-contributory defined benefit plan and provides benefits based on a formula of each participant's final average pay and years of service. The U.S. hourly pension plan is a non-contributory defined benefit plan and contains a flat benefit formula. The salaried and hourly plans provide reduced benefits for early retirement and the salaried plan takes into account offsets for Social Security benefits. The Company's policy is to contribute annually the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended.

     Holdings also has an unfunded excess benefit plan covering certain of the Company's U.S. employees whose benefits under the plans described above are limited by provisions of the Internal Revenue Code. The

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. EMPLOYEE BENEFIT PLANS--(CONTINUED)
following table reconciles the funded status of the pension plans with the amount recognized in Coleman Worldwide's consolidated balance sheets as of the dates indicated:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1996        1995
                                                                                    --------    --------
Actuarial present value of benefit obligation:
  Accumulated benefit obligation, including vested benefits of $18,686 and
     $15,282.....................................................................   $(21,933)   $(17,588)
                                                                                    --------    --------
                                                                                    --------    --------
Projected benefit obligation for service rendered to date........................   $(37,092)   $(32,284)
Plan assets at fair value........................................................     16,197       9,696
                                                                                    --------    --------
Projected benefit obligation in excess of plan assets............................    (20,895)    (22,588)
Unrecognized prior service cost..................................................         50          57
Unrecognized net loss............................................................      7,999       8,869
                                                                                    --------    --------
Accrued pension cost.............................................................    (12,846)    (13,662)
Amount reflected as an intangible asset..........................................       (288)         --
Amount reflected as minimum pension liability adjustment.........................       (470)         --
                                                                                    --------    --------
Amount reflected as pension liability............................................   $(13,604)   $(13,662)
                                                                                    --------    --------
                                                                                    --------    --------

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and 7.25% as of December 31, 1996 and 1995, respectively. The rate of increase in future compensation levels reflected in such determination was 5% as of December 31, 1996 and 1995. The expected long-term rate of return on assets was 9% as of December 31, 1996, 1995 and 1994. Plan assets consist primarily of common stock, mutual funds and fixed income securities stated at fair market value, and cash equivalents stated at cost, which approximates fair market value. Unrecognized items are being recognized over the estimated remaining service lives of active employees.

     Net pension expense includes the following components:


                                                                               YEAR ENDED DECEMBER 31,
                                                                              --------------------------
                                                                               1996      1995      1994
                                                                              ------    ------    ------
Service cost-benefits attributed to service during the year................   $3,098    $2,125    $2,051
Interest cost on projected benefit obligation..............................    2,442     2,004     1,554
Actual return on plan assets...............................................   (1,490)   (1,347)      391
Net amortization and deferrals.............................................      844       834      (750)
                                                                              ------    ------    ------
Net pension expense........................................................   $4,894    $3,616    $3,246
                                                                              ------    ------    ------
                                                                              ------    ------    ------

  Savings Plan:

     In January 1990, Holdings initiated an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company's full-time U.S. employees and allows employees to contribute up to 10% of their salary to the plan. The Company matches, at a 33 1/3% rate, employee contributions of up to 6% of their salary. Amounts charged to expense for matching contributions were $1,314, $1,165, and $927 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Retiree Health Care and Life Insurance:

     The Company, through Holdings, provides certain unfunded health and life insurance benefits for certain retired employees. Approximately 53 percent of the Company's U.S. employees may become eligible for these benefits if they reach retirement age while working for the Company.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The following table reconciles the funded status of the Company's allocable portion of Holdings' postretirement benefit plans with the amount recognized in Coleman Worldwide's consolidated balance sheets as of the dates indicated:

                                                                                        DECEMBER 31,
                                                                                    --------------------
                                                                                      1996        1995
                                                                                    --------    --------
Accumulated postretirement benefit obligation:
  Retirees.......................................................................   $ (6,682)   $ (6,660)

  Fully eligible active plan participants........................................     (3,015)     (2,991)
  Other active plan participants.................................................    (10,664)    (10,904)
                                                                                    --------    --------
Total accumulated postretirement benefit obligation..............................    (20,361)    (20,555)
Unrecognized transition benefit..................................................     (3,973)     (4,239)
Unrecognized prior service cost..................................................       (492)       (580)
Unrecognized net (gain) loss.....................................................       (976)        936
                                                                                    --------    --------
Net postretirement benefit liability.............................................   $(25,802)   $(24,438)
                                                                                    --------    --------
                                                                                    --------    --------

     Net periodic postretirement benefit expense includes the following components:

                                                                               YEAR ENDED DECEMBER 31,
                                                                              --------------------------
                                                                               1996      1995      1994
                                                                              ------    ------    ------
Service cost-benefits attributed to service during the year................   $1,044    $  756    $  901
Interest cost on accumulated postretirement benefit obligation.............    1,454     1,352     1,268
Amortization of transition benefit and other net gains.....................     (354)     (455)     (354)
                                                                              ------    ------    ------
Net periodic postretirement benefit expense................................   $2,144    $1,653    $1,815
                                                                              ------    ------    ------
                                                                              ------    ------    ------

     The discount rate used in determining the accumulated postretirement benefit obligation ('APBO') was 7.5% and 7.25% as of December 31, 1996 and 1995, respectively. The assumed health care cost trend rate used in measuring the APBO at December 31, 1996 was 8% starting in 1997, then gradually decreasing to 5% by the year 2003 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic benefit expense reported. An increase in the assumed health care cost trend rates by 1% in each year would increase the APBO as of December 31, 1996 by approximately 18% and the service and interest cost components of net periodic postretirement benefit expense by approximately 23%.

  Stock Option Plan:

     The Company adopted The Coleman Company, Inc. 1992 Stock Option Plan (the '1992 Stock Option Plan') prior to the effective date of the IPO. During 1993, the shareholders approved the 1993 Stock Option Plan (the '1993 Stock Option Plan') and during 1996, the shareholders approved The Coleman Company, Inc. 1996 Stock Option Plan (the '1996 Stock Option Plan'). Under the terms of the 1992 Stock Option Plan, the 1993 Stock Option Plan and the 1996 Stock Option Plan (collectively the 'Stock Option Plans'), incentive stock options ('ISOs'), non-qualified stock options ('NQSOs') and stock appreciation rights ('SARs') may be granted to key employees of the Company and any of its affiliates from time to time. Stock options have been granted under the Stock Option Plans with vesting terms and maximum terms of approximately five years and ten years, respectively. The aggregate number of shares of common stock as to which options and rights may be granted under the Stock Option Plans may not exceed 4,700,000.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. EMPLOYEE BENEFIT PLANS--(CONTINUED)
     The following table summarizes the stock option transactions under the Stock Option Plans:

                                                    1996                      1995                      1994
                                           ----------------------    ----------------------    ----------------------
                                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                         AVERAGE                   AVERAGE                   AVERAGE
                                                        EXERCISE                  EXERCISE                  EXERCISE
                                            OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                           ---------    ---------    ---------    ---------    ---------    ---------
Outstanding--January 1,.................   2,572,930     $ 15.25     2,310,888     $ 14.03     1,256,540     $ 12.61
  Granted:
     at market price....................     294,000       19.73       637,000       17.89     1,272,450       15.13
     above market price.................     381,000       15.00            --          --            --          --
  Exercised.............................    (154,890)      12.17      (325,748)      12.09       (53,362)      10.12
  Forfeited.............................     (75,410)      14.19       (49,210)      13.14      (164,740)      12.98
                                           ---------                 ---------                 ---------
Outstanding--December 31,...............   3,017,630       15.84     2,572,930       15.25     2,310,888       14.03
                                           ---------                 ---------                 ---------
                                           ---------                 ---------                 ---------
Exercisable--December 31,...............     513,440       13.25       413,526       12.84       488,488       12.15
                                           ---------                 ---------                 ---------
                                           ---------                 ---------                 ---------
Weighted-average fair value of options
  granted during the year:
     at market price....................       $6.62                     $7.13
                                                                         -----
                                                                         -----
     above market price.................       $3.21                        --
                                                                         -----
                                                                         -----

     The following table summarizes information concerning currently outstanding and exercisable options at December 31, 1996:

                            OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE

----------------------------------------------------------------------------    -----------------------------
                                          WEIGHTED-AVERAGE      WEIGHTED-                        WEIGHTED-
        RANGE OF             NUMBER          REMAINING           AVERAGE          NUMBER          AVERAGE
    EXERCISE PRICES        OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------   -----------    ----------------    --------------    -----------    --------------
$ 9.75-$14.32                 770,630        1.59 years           $13.05          393,440          $12.71
$14.33-$15.13                 606,000        7.32                  14.98          120,000           15.06
$15.14-$16.30                 755,000        7.92                  16.06               --              --
$16.31-$23.13                 886,000        8.86                  18.65               --              --
                           -----------                                          -----------
$ 9.75-$23.13               3,017,630        6.46                                 513,440
                           -----------                                          -----------
                           -----------                                          -----------

     As described in Note 1, the Company follows APB 25 in accounting for its stock compensation arrangements. Pro forma financial information regarding net income is required by FASB Statement No. 123, 'Accounting for Stock-Based Compensation' ('FAS 123'), and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value of ISOs and NQSOs granted during 1996 and 1995 were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.11% and 5.91% for 1996 and 1995, respectively, dividend yield of 0.0%, volatility of the expected market price of the Company's common stock of 20.2% and 30.8% for 1996 and 1995, respectively, and a weighted-average expected life of the option of
5.5 years.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

12. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     FAS 123 requires the use of option valuation models, one of which is the Black-Scholes model, that were not developed for use valuing ISOs or NQSOs. Further, these option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. In management's opinion, based on the above, the existing models do not necessarily provide a reliable single measure of the fair value of its ISOs or NQSOs.

     The following summarized, unaudited pro forma results of operations assume the estimated fair value of the ISOs and NQSOs granted in 1996 and 1995 is amortized to expense over the ISOs' and NQSOs' vesting period. FAS 123 does not require disclosure of the effect of any grants of stock based compensation prior to 1995 and, therefore, the pro forma effect on net earnings of FAS 123 is not representative of the pro forma effect on net earnings in future years.

                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                       ---------------------
                                                                         1996         1995
                                                                       --------      -------
Pro forma net (loss) earnings.......................................   $(42,180)     $24,897

13. COMMITMENTS AND CONTINGENCIES

  Leases:

     The Company leases manufacturing, administrative and sales facilities and various types of equipment under operating lease agreements expiring through 2007. Rental expense was $14,164, $11,526, and $9,520 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rental commitments under all noncancellable operating leases with remaining lease terms in excess of one year from December 31, 1996, aggregated $43,573; such commitments for each of the five years subsequent to December 31, 1996 are $12,379, $11,135, $6,189, $4,296, and $2,619, respectively, and $6,955 thereafter.

     The Company leases its Hastings, Nebraska facility and the corporate office building in Denver, Colorado under agreements which give the Company the right, subject to certain qualifications, to renew, terminate, or purchase the properties. Upon termination, the Company has guaranteed the lessor certain residual values.

  Environmental Matters:

     The Company is subject to various environmental regulations and has adopted an environmental policy designed to ensure the Company operates in full compliance with applicable environmental regulations and, where appropriate, the Company's own internal standards. Coleman has also undertaken an environmental compliance audit program. The Company makes expenditures it believes are necessary to comply with environmental management practices. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate, were not significant in 1996, and are not expected to be significant in the foreseeable future. Coleman has established reserves for various environmental matters to cover the estimated costs of the investigations, remedial activities and litigation.

  Non-Recourse Guaranty:

     On July 22, 1993, Coleman Worldwide's parent, Coleman Holdings Inc., ('Coleman Holdings') issued and sold $281,281 principal amount at maturity of Senior Secured Discount Notes due 1998 (the 'Old Notes') in a private placement offering. Subsequent to the private placement offering, a registration statement on Form S-1 was filed to exchange the Old Notes for Series B Senior Secured Discount Notes (the 'Notes'). The net proceeds of approximately $162,299 were distributed to Coleman Holdings' parent.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

13. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Notes will mature on May 27, 1998 and are secured by all the shares of Coleman Worldwide. In connection with Coleman Holdings' Notes issuance, Coleman Worldwide has provided a non-recourse guaranty, which is secured by its pledge of 26,000,000 shares of Coleman Common Stock. There will be no periodic payment of interest on the Notes. The aggregate principal amount of the Notes represents a yield to maturity of 10.875% per annum (computed on a semiannual bond equivalent basis) calculated from July 22, 1993.

  Other:

     The Company and Holdings are involved in various claims and legal actions arising in the ordinary course of business. The Company believes the ultimate disposition of these matters is not expected to have a material adverse effect on Coleman Worldwide's consolidated financial condition or results of operations. Coleman Worldwide and the Company have entered into a cross-indemnification agreement with Holdings pursuant to which Coleman will indemnify Holdings against all liabilities related to businesses transferred to the Company, and Holdings will indemnify the Company against all liabilities of Holdings other than liabilities related to the businesses transferred to the Company.

     The Company is also party to a license agreement which requires payments of minimum guaranteed royalties aggregating to $8,225 at December 31, 1996; such commitments for each of the four years remaining under the agreement subsequent to December 31, 1996 are $933, $1,768, $2,454, and $3,070, respectively.


14. SIGNIFICANT CUSTOMERS

     The Company's U.S. and Canadian operations have one significant customer which accounted for approximately 15%, 19%, and 21% of net revenues in the years ended December 31, 1996, 1995 and 1994, respectively.

15. CASH FLOW REPORTING

     Coleman Worldwide uses the indirect method to report cash flows from operating activities. Interest paid was $37,608, $23,976, and $11,933 and income taxes paid were $2,857, $4,606, and $359 for the years ended December 31, 1996, 1995 and 1994, respectively. Certain non-cash transactions relating to acquisitions and the issuance of long-term debt have been reported in Notes 2 and 9.

16. GEOGRAPHIC SEGMENTS

     Coleman Worldwide designs, manufactures and markets a wide variety of multiuse products and accessories, which are primarily marketed through independent retail markets, for the outdoor recreation and hardware consumers. Coleman Worldwide is a leading manufacturer and marketer of brand name consumer products for the camping and related outdoor recreation markets in the United States, Canada, Europe, and Japan.

     Operating profit, as indicated below, represents net revenues less operating expenses and amortization of goodwill. Generally, sales between geographic areas are made at cost plus a share of operating profit. Identifiable assets are those used by each geographic segment. Corporate assets are principally cash, certain property and equipment, income tax refunds receivable--affiliate, and deferred charges. The geographic segment presentation has been restated for the years ended December 31, 1995 and 1994 to reflect the European segment which became a significant segment for the year ended December 31, 1996, primarily due to the impact of the Camping Gaz operations.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

16. GEOGRAPHIC SEGMENTS--(CONTINUED)

     Information related to Coleman Worldwide's geographic segments is as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------
                                                                       1996         1995        1994
                                                                    ----------    --------    --------
Net revenues:
  Domestic--U.S..................................................   $  916,260    $716,018    $566,098
          --Export...............................................       91,125      90,434      93,917
  Europe.........................................................      168,780      52,233      52,461
  Other foreign..................................................      219,350     169,836     121,545
  Eliminations...................................................     (175,299)    (94,947)    (82,441)
                                                                    ----------    --------    --------
                                                                    $1,220,216    $933,574    $751,580
                                                                    ----------    --------    --------
                                                                    ----------    --------    --------
Operating profit:
  Domestic (a)...................................................   $   19,915    $120,915    $ 94,773
  Europe (b).....................................................      (17,505)     (3,241)    (23,203)
  Other foreign (c)..............................................        4,027     (10,540)      2,222
                                                                    ----------    --------    --------
                                                                         6,437     107,134      73,792
Corporate expenses...............................................      (16,032)    (18,738)    (12,744)
Interest expense.................................................      (50,767)    (35,930)    (24,031)
                                                                    ----------    --------    --------
(Loss) earnings before income taxes, minority interest and
  extraordinary item.............................................   $  (60,362)   $ 52,466    $ 37,017
                                                                    ----------    --------    --------
                                                                    ----------    --------    --------
Identifiable assets:
  Domestic.......................................................   $  782,373    $696,681    $559,599
  Europe.........................................................      247,412      70,478      72,908
  Other foreign..................................................       83,033      59,107      54,573
  Corporate......................................................       93,631      80,123      67,946
                                                                    ----------    --------    --------
                                                                    $1,206,449    $906,389    $755,026
                                                                    ----------    --------    --------
                                                                    ----------    --------    --------

------------------
(a) Includes $49,257 of restructuring and other charges in 1996.


(b) Includes $20,002 of restructuring and other charges in 1996 and $17,956 related to the German Restructuring in 1994.

(c) Includes $4,941 of restructuring and other charges in 1996 and $12,289 of asset impairment charges in 1995.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

17. QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)

     Summarized quarterly financial data for 1996 and 1995 are as follow:

                                                                                QUARTER ENDED
                                                       ---------------------------------------------------------------
                                                       MARCH 31,    JUNE 30,    SEPTEMBER 30,(A)    DECEMBER 31,(B)(C)
                                                       ---------    --------    ----------------    ------------------
1996
  Net revenues......................................   $ 273,560    $452,654        $269,607             $224,395
  Gross profit......................................      80,966     137,538          39,894               33,321
  Earnings (loss) before extraordinary item.........      12,236      21,437         (42,047)             (31,845)
  Net earnings (loss)...............................      11,654      20,780         (42,052)             (31,845)
1995
  Net revenues......................................   $ 224,024    $311,281        $211,817             $186,452
  Gross profit......................................      68,496      99,575          65,932               50,144
  Earnings (loss) before extraordinary item.........       9,285      21,085           5,831              (10,292)
  Net earnings (loss)...............................       9,285      21,085           5,044              (10,292)

------------------
(a) For the third quarter of 1996, the gross profit amount includes $33,567 of restructuring and other charges. The loss before extraordinary item and net loss amounts include an after tax charge of $44,495 related to restructuring and other charges.

(b) For the fourth quarter of 1996, the gross profit amount includes $10,438 of restructuring and other charges. The loss before extraordinary item and net loss amounts include an after tax charge of $8,021 related to restructuring and other charges.

(c) For the fourth quarter of 1995, the gross profit amount includes $7,599 of income as a result of adopting the provisions of EITF 95-2. The loss before extraordinary item and net loss amounts include an after tax asset impairment charge of $9,856 as a result of adopting FAS 121 and an after tax credit of $3,796 as a result of adopting the provisions of EITF 95-2.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                        MARCH 31,
                                                                                                           1997
                                                                                                       ------------
                                               ASSETS
Current assets:
  Cash and cash equivalents.........................................................................    $    12,866
  Accounts and notes receivable, less allowance of $9,934...........................................        271,617
  Inventories.......................................................................................        288,166
  Deferred tax assets...............................................................................         39,895
  Prepaid assets and other..........................................................................         16,611
                                                                                                       ------------
     Total current assets...........................................................................        629,155
Property, plant and equipment, net..................................................................        194,739
Intangible assets related to businesses acquired, net...............................................        341,907
Note receivable--affiliate..........................................................................         47,739
Deferred tax assets and other.......................................................................         39,892
                                                                                                       ------------
                                                                                                        $ 1,253,432
                                                                                                       ------------
                                                                                                       ------------
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts and notes payable........................................................................    $   194,462
  Other current liabilites..........................................................................        115,902
                                                                                                       ------------
     Total current liabilites.......................................................................        310,364
  Long-term debt....................................................................................        745,770
Income taxes payable--affiliate.....................................................................         16,681
Other liabilities...................................................................................         75,711
Minority interest...................................................................................         44,598
Commitments and contingencies.......................................................................
Stockholder's equity:
  Common stock......................................................................................              1
  Additional paid-in capital........................................................................         28,159
  Retained earnings.................................................................................         34,887
  Currency translation adjustment...................................................................         (2,364)
  Minimum pension liability adjustment..............................................................           (375)
                                                                                                       ------------
     Total stockholder's equity.....................................................................         60,308
                                                                                                       ------------
                                                                                                        $ 1,253,432
                                                                                                       ------------
                                                                                                       ------------


            See Notes to Condensed Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                             --------------------
                                                                                               1997        1996
                                                                                             --------    --------

Net revenues..............................................................................   $295,464    $273,560

Cost of sales.............................................................................    214,422     192,594
                                                                                             --------    --------

Gross profit..............................................................................     81,042      80,966

Selling, general and administrative expenses..............................................     65,923      46,776

Interest expense, net.....................................................................     13,854      11,056

Amortization of goodwill and deferred charges.............................................      3,010       2,392

Other expense (income), net...............................................................        271      (2,721)
                                                                                             --------    --------

(Loss) earnings before income taxes, minority interest and extraordinary item.............     (2,016)     23,463

Income tax (benefit) expense..............................................................       (775)      8,692

Minority interest in earnings of Camping Gaz..............................................        112          --

Minority interest in earnings of Coleman..................................................        120       2,535
                                                                                             --------    --------

(Loss) earnings before extraordinary item.................................................     (1,473)     12,236

Extraordinary loss on early extinguishment of debt, net of income tax benefit.............         --        (582)
                                                                                             --------    --------

Net (loss) earnings.......................................................................   $ (1,473)   $ 11,654
                                                                                             --------    --------
                                                                                             --------    --------

            See Notes to Condensed Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ---------------------
                                                                                              1997        1996
                                                                                            --------    ---------
Cash Flows from Operating Activities:
  Net (loss) earnings....................................................................   $ (1,473)   $  11,654
                                                                                            --------    ---------
  Adjustments to reconcile net (loss) earnings to net cash
     used by operating activities:
       Depreciation and amortization.....................................................      9,735        7,733
       Non-cash tax sharing agreement (benefit) provision................................     (1,847)       5,682
       Minority interest in earnings of Coleman..........................................        120        2,535
       Minority interest in earnings of Camping Gaz......................................        112           --
       Interest accretion................................................................      3,142        2,976
       Non-cash gain on LYONs conversion.................................................         --       (2,751)
       Extraordinary loss on early extinguishment of debt................................         --          986
       Change in assets and liabilities:
          Increase in receivables........................................................    (67,454)     (84,659)
          Increase in inventories........................................................     (5,258)     (28,420)
          Increase in accounts payable...................................................     18,655        8,741
          Other, net.....................................................................     (3,812)     (17,323)
                                                                                            --------    ---------
                                                                                             (46,607)    (104,500)
                                                                                            --------    ---------
Net cash used by operating activities....................................................    (48,080)     (92,846)
                                                                                            --------    ---------
Cash Flows from Investing Activities:
  Capital expenditures...................................................................     (6,313)      (6,866)
  Purchases of businesses, net of cash acquired..........................................         --      (60,132)
  Decrease in note receivable--affiliate.................................................      7,000           --
  Proceeds from sale of fixed assets.....................................................      2,126          186
                                                                                            --------    ---------
Net cash provided by (used by) investing activities......................................      2,813      (66,812)
                                                                                            --------    ---------
Cash Flows from Financing Activities:
  Net (payments of) proceeds from revolving credit agreement borrowings..................     (8,959)     125,713
  Net change in short-term borrowings....................................................     48,996       29,611
  Repayment of long-term debt............................................................        (64)        (172)
  Debt issuance and refinancing costs....................................................       (718)          --
  Purchases of Company common stock......................................................         --       (2,329)
  Proceeds from stock options exercised..................................................        197          967
  Contributions from (distributions to) parents..........................................         41          (10)
                                                                                            --------    ---------
Net cash provided by financing activities................................................     39,493      153,780

                                                                                            --------    ---------
Effect of exchange rate changes on cash..................................................      1,341          629
                                                                                            --------    ---------
Net decrease in cash and cash equivalents................................................     (4,433)      (5,249)
Cash and cash equivalents at beginning of the period.....................................     17,299       12,065
                                                                                            --------    ---------
Cash and cash equivalents at end of the period...........................................   $ 12,866    $   6,816
                                                                                            --------    ---------
                                                                                            --------    ---------

            See Notes to Condensed Consolidated Financial Statements

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Coleman Worldwide Corporation ('Coleman Worldwide') have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Coleman Worldwide annual report on Form 10-K for the year ended December 31, 1996.

2. INVENTORIES

     The components of inventories consist of the following:

                                                                                     MARCH 31,
                                                                                       1997
                                                                                     ---------
Raw material and supplies ........................................................   $  83,710
Work-in-process ..................................................................      16,036
Finished goods ...................................................................     188,420
                                                                                     ---------
                                                                                     $ 288,166
                                                                                     ---------
                                                                                     ---------

3. OTHER CHARGES

     During the three months ended March 31, 1997, the Company recorded certain other charges totaling $2,435, net of tax, primarily related to severance costs associated with recent executive changes.


4. RELATED PARTY TRANSACTIONS

     During the three months ended March 31, 1997, the Company agreed to purchase an inactive subsidiary from an affiliate for $1,000. The Company expects to realize certain foreign tax benefits from this transaction in future years. The Company has accounted for this transaction in a manner similar to a pooling-of-interests due to the Mafco Holdings Inc. common control over each of the parties involved in the transaction. The $2,608 excess value of tax benefits acquired over the purchase price has been accounted for as a capital contribution.

     On March 31, 1997, MacAndrews & Forbes Holdings Inc., an indirect parent, assumed a liability of Coleman Worldwide in the amount of $2,271. The assumption was accounted for as a capital contribution.

5. CONTINGENCIES

     On July 22, 1993, Coleman Worldwide's parent, Coleman Holdings Inc. ('Coleman Holdings'), issued and sold $281,281 principal amount at maturity of Senior Secured Discount Notes due 1998 (the 'Old Notes') in a private placement offering. Subsequent to the private placement offering, a registration statement on Form S-1 was filed to exchange the Old Notes for Series B Senior Secured Discount Notes (the 'Holdings Notes'). The net proceeds of approximately $162,299 were distributed to Coleman Holdings' parent.

     The Holdings Notes will mature on May 27, 1998, and are secured by all the shares of Coleman Worldwide. In connection with the Holdings Notes issuance, Coleman Worldwide has provided a non-recourse guaranty, which is secured by its pledge of 26,000,000 shares of Coleman Common Stock. There will be no periodic payment of interest on the Holdings Notes. The aggregate principal amount of the Holdings Notes represents a yield to maturity of 10.875% per annum (computed on a semi-annual bond equivalent basis) calculated from July 22, 1993.

                 COLEMAN WORLDWIDE CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

6. SUBSEQUENT EVENTS

     In April 1997, the Company announced its intentions to (i) close its corporate headquarters in Golden, Colorado, (ii) close its Geneva, Switzerland international headquarters, (iii) reduce the Company's workforce by approximately 10% and (iv) close or relocate three domestic factories and close one international factory. Most of the costs associated with these actions will be reflected in the results of operations for the quarter ended June 30, 1997.

     On May 6, 1997, Coleman Worldwide and Coleman Holdings jointly announced that Coleman Holdings intends to redeem the Holdings Notes on or about July 15, 1997, and that Coleman Worldwide intends to retire its Liquid Yield Option(TM) Notes due 2013 (the 'LYONs'(TM)). Coleman Worldwide will make an offer to pay cash for the LYONs in excess of the market value of the shares of the Company's common stock for which the LYONs may be exchanged. Coleman Worldwide expects to commence the offer as soon as reasonably practicable and to redeem any remaining LYONs on May 27, 1998. Redemption of the Holdings Notes and retirement of the LYONs will be made with the proceeds from the issuance of debt securities (the 'Notes') by a newly formed holding company. Upon the redemption of the Holdings Notes and retirement of the LYONs, the Notes are expected to be secured by the shares of the Company's common stock owned by Coleman Worldwide.